Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form F-3 No. 333-192532) and related Prospectus of Bitauto Holdings Limited for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated April 26, 2013, with respect to the consolidated financial statements of Bitauto Holdings Limited, and the effectiveness of internal control over financial reporting of Bitauto Holdings Limited, included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP
Beijing, People’s Republic of China

December 3, 2013